Exhibit 10-bb

Form of Director and Officer

Indemnity Agreement

AGREEMENT, effective as of July 1, 1986, between Southwestern Bell Corporation, a Delaware corporation (the "Company"), and separately with each Director and Officer of the Company (the "Indemnitee").

   WHEREAS, Indemnitee is a director or officer of the Company;

   WHEREAS, both the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers of public companies in today's environment;

WHEREAS, basic protection against undue risk of personal liability of directors and officers heretofore has, in part, been provided through insurance coverage providing reasonable protection at a reasonable cost, and Indemnitee has relied on the availability of such coverage; but as a result of substantial changes in the marketplace for such insurance, it has become increasingly more difficult to obtain such insurance on terms providing reasonable protection at a reasonable cost;

WHEREAS, the Bylaws of the Company require the Company to indemnify and advance expenses to its directors and officers to the full extent permitted by law and the Indemnitee has been serving and continues to serve as a director or officer of the Company in part in reliance on such Bylaws;

WHEREAS, Section 145(f) of the Delaware General Corporation law expressly recognizes that the indemnification provisions of the Delaware Corporation law are not exclusive of any other rights to which a person seeking indemnification may be entitled by bylaw, agreement, vote of stockholders or otherwise, and this Agreement is being entered into pursuant to such provision;

WHEREAS, in recognition of Indemnitee's need for substantial protection against personal liability in order to assure Indemnitee's continued service to the Company in an effective manner and Indemnitee's reliance on the aforesaid Bylaws, and in part to provide Indemnitee with specific contractual assurance that the protection promised by such Bylaws will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of such Bylaws or any change in the composition of the Company's Board of Directors or acquisition of the Company), the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the full extent (whether partial or complete) permitted by law and as set forth in this Agreement and, to the extent an outside insurance policy/policies is/are maintained, for the continued coverage of Indemnitee under the Company's directors' and officers' liability insurance policies;

   WHEREAS, while this Agreement will be of full force and effect immediately upon its execution, the Board of Directors intends to place this Agreement before the Shareowners at the next Annual Meeting for ratification;

NOW, THEREFORE, in consideration of the foregoing premises and of Indemnitee continuing to serve the Company directly or, at its request, with another enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

1.0  CERTAIN DEFINITIONS.

(a)  Change in Control: shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the Shareowners of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company's then outstanding voting securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company's Shareowners was approved by a vote of at least two-thirds (⅔) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the Shareowners of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the Shareowners of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.
(b)  Claim: is any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether conducted by or on behalf of the Company or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other.
(c)  Expenses: include attorneys' fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Claim relating to any Indemnifiable Event.
(d)  Indemnifiable Event: is any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership or joint venture.
(e)  Losses: are any judgments, fines and amounts paid in settlement (including all interest assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) of such action, suit or proceeding.
(f)  Reviewing Party: shall mean (i) the Board of Directors (provided that a majority of directors are not parties to the claim), (ii) a person or body selected by the Board of Directors and (iii) if there has been a Change in Control, the special, independent counsel referred to in subsection 3(b) hereof.

2.0  INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

Subject to the limitations set forth herein and in Section 3 hereof, the Company hereby agrees to indemnify Indemnitee as follows:
(a)  Basic Indemnification. The Company shall hold harmless and indemnify Indemnitee to the fullest extent authorized or permitted (i) by the General Corporation Law of the State of Delaware, or any other applicable law, the Company's Certificate of Incorporation or Bylaws as in effect on the date hereof, or (Ii) by any amendment thereof or other statutory provisions authorizing or permitting such indemnification which is adopted after the date hereof.
(b)  Additional Indemnification. Without limiting the generality of subsection (a) hereof, in the event Indemnitee was, is or becomes a Participant in a Claim by reason of (or arising in part out of) an lndemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent permitted by law, as soon as practicable after written demand is presented to the Company, against any and all Expenses and Losses.
(c)  Advancement of Expenses. In the event Indemnitee is, was or becomes a Participant in any Claim by reason of an Indemnifiable Event, if so requested by Indemnitee, the Company shall advance any and all such Expenses to Indemnitee.

3.0  GENERAL LIMITATIONS ON INDEMNIFICATION.

(a)  Determination of Reviewing Party. Notwithstanding the foregoing, (i) the obligations of the Company set forth in Section 2 hereof (except with respect to Expense advances made prior to any determination by a Reviewing Party referred to below that Indemnitee substantively would not be permitted to be indemnified for Claims for Indemnifiable Events with respect to which such advances are being made) shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which the special, independent counsel referred to in subsection (b) hereof is involved) that Indemnitee would not be permitted to be so indemnified under applicable law, and (ii) if, when and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid (unless Indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, in which event Indemnitee shall not be required to so reimburse the Company until a final judicial determination is made with respect thereto as to which all rights of appeal therefrom have been exhausted or lapsed) and shall not be obligated to indemnify or advance any additional amounts to Indemnitee (unless there has been a determination by a court of competent jurisdiction that the Indemnitee would be permitted to be so indemnified under applicable law).

If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation in any court in the States of Missouri or Delaware having subject matter jurisdiction thereof and in which venue is proper seeking an order or judgment by the court equivalent to the determination of the Reviewing Party or challenging any such determination by the Reviewing Party or any aspect thereof; any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

(b)  Change in Control of Company. The Company agrees that if there is a Change in Control of the Company, then with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and expense advances under this Agreement or any other agreements or Bylaws now or hereafter in effect relating to Claims for Indemnifiable Events, the Company shall seek legal advice only from special, independent counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld), and who has not otherwise performed services for the Company (other than in connection with such matters) or Indemnitee. In the event that Indemnitee and the Company are unable to agree on the selection of the special, independent counsel, such special independent counsel shall be selected by lot from among at least five law firms each in New York City, New York, the State of Delaware and St. Louis, Missouri, having more than fifty attorneys and having a rating of "av" or better in the then current Martindale-Hubbell Law Directory. Such selection shall be made in the presence of Indemnitee (and his legal counsel or either of them, as Indemnitee may elect). Such special, independent counsel, among other things, shall determine whether and to what extent the Indemnitee would be permitted to be indemnified under applicable law and shall render its written opinion to the Company and Indemnitee to such effect.

The Company agrees to pay the reasonable fees of the special, independent counsel referred to above and to fully indemnify such counsel against any and all Expenses and Losses arising out of or relating to this Agreement or its engagement pursuant hereto.

4.0  INSURANCE.

(a)  Maintenance of Existing Insurance. The Company represents that it presently has in place certain policies of directors' and officers' liability insurance of such insurance companies and in such amounts as set forth in Schedule A attached hereto. Subject only to the provisions within this Section 4, the Company agrees that so long as the Indemnitee shall continue to serve as a director, officer, employee, agent or fiduciary of the Company, or shall continue at the request of the Company to serve as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, and thereafter so long as the Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether civil, criminal or investigative, arising out of the Indemnitee's tenure as a director, officer, employee, agent or fiduciary of the Company (such periods being hereinafter sometimes referred to as the "Indemnification Period"), the Company will purchase and maintain in effect for the benefit of the Indemnitee one or more valid, binding and enforceable policy or policies of directors' and officers' liability insurance providing, in all respects, coverage both in scope and amount which is no less favorable than that presently provided pursuant to the policies set forth in Schedule A.
(b)  Limitations on Maintenance of Insurance. The Company shall not be required to maintain said policy or policies of directors' and officers' liability insurance as set forth in subsection (a) of this Section 4 if such insurance is not reasonably available or if it is in good faith determined by the then directors of the Company either that (i) the premium cost of maintaining such insurance is substantially disproportionate to the amount of coverage provided thereunder or (ii) the protection provided by such insurance is so limited by exclusions, deductions or otherwise that there is insufficient benefit to war-rant the cost of maintaining such insurance policies. Anything in this Agreement to the contrary notwithstanding, to the extent that and for so long as the Company shall choose to continue to maintain any policy or policies of directors' and officers' liability insurance during the Indemnification Period, the Company shall be required to maintain similar and equivalent insurance policies for the benefit of the Indemnitee during the Indemnification Period (whether more or less favorable to Indemnitee than the Company's existing policies).
(c)  Additional Indemnification in Lieu of Insurance. In the event (i) the Company shall discontinue any policy or policies of directors' and officers' liability insurance providing the coverages specified in subsection (a) of this Section 4 or limit in any way the coverages provided thereunder either in scope or amount, or (ii) such policies or the coverages provided thereunder become unavailable in whole or in part for any reason, the Company agrees to hold harmless and indemnify the Indemnitee for the remainder of the Indemnification Period to the full extent of the coverage which would otherwise have been provided for the benefit of the Indemnitee had such insurance policies specified in subsection (a) been maintained, unless the Indemnitee is otherwise protected by any insurance coverage maintained by the Company for the benefit of the Indemnitee in which event the indemnity provided by this subsection (c) shall be inapplicable to the extent, but only to the extent, of such coverage.

5.0  NO MODIFICATION.

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

6.0  SUBROGATION.

In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

7.0  REIMBURSEMENT.

The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, Bylaw or otherwise) of the amounts otherwise indemnifiable hereunder.

8.0  EFFECTIVENESS.

This Agreement shall be of full force and effect immediately upon its execution; provided, however, that the Board of Directors of the Company intends to place this Agreement before the Shareowners of the Company at the next annual meeting of Shareowners for ratification, and if Shareowners of the Company fail to ratify this Agreement at such meeting, the Company shall have the right in its sole discretion to terminate this Agreement. Upon any such termination this Agreement will be of no further force or effect.

9.0  NOTIFICATION AND DEFENSE OF CLAIM.

Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee will, if a Claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof; but the omission so to notify the Company will not relieve it from any liability which it may have to Indemnitee otherwise than under this Agreement. With respect to any such action, suit or proceeding as to which Indemnitee notifies the Company of the commencement thereof:
(a)  the Company will be entitled to participate therein at its own expense; and
(b)  except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense thereof, the Company will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ its counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of the defense of such action or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which the Indemnitee shall have made the conclusion provided for in (ii) above.
(c)  the Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without its writ-ten consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on the Indemnitee without the Indemnitee's written consent. Neither the Company nor the Indemnitee will unreasonably withhold their consent to any proposed settlement.

10.0  NON-EXCLUSIVITY.

The rights of the Indemnitee hereunder shall not be deemed exclusive of any other rights he may have under the Company's Bylaws or the Delaware General Corporation Law or otherwise, and to the extent that during the Indemnification Period the rights of the then existing directors and officers are more favorable to such directors or officers than the rights currently provided thereunder or under this agreement to Indemnitee, Indemnitee shall be entitled to the full benefits of such more favorable rights.

11.0  BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs and personal and legal representatives. This Agreement shall continue in effect during the Indemnification Period, regardless of whether Indemnitee continues to serve as an officer or director of the Company or of any other enterprise at the Company’s request.

12.0  SEVERABILITY.

The provisions of this Agreement shall be severable in the event that any provision hereof (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

13.0  GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

14.0  ENTIRE AGREEMENT AND TERMINATION.

This Agreement represents the entire agreement between the parties; and there are no other agreements, contracts or understandings between the parties with respect to the subject matter of this Agreement. No termination or cancellation of this Agreement (except by the Company pursuant to Section 8 hereof) shall be effective unless in writing and signed by both parties hereto.

Executed this	day of	,	1986.
SOUTHWESTERN BELL CORPORATION

By
Zane E. Barnes, Chairman and Chief Executive Officer

By
lndemnitee